 Ex. 99.28(g)(1)(xxxiii)

Table of contents

1.	Intention of the Parties; Definitions	1
1.1	Intention of the Parties	1
1.2	Definitions	1
2.	What The Bank Is Required To Do	3
2.1	Set Up Accounts	3
2.2	Cash Account	4
2.3	Segregation of Assets; Nominee Name	5
2.4	Settlement of Transactions	5
2.5	Contractual Settlement Date Accounting	6
2.6	Actual Settlement Date Accounting	6
2.7	Income Collection (AutoCredit®	7
2.8	Miscellaneous Administrative Duties	7
2.9	Corporate Actions	8
2.10	Class Action Litigation	8
2.11	Proxies	8
2.12	Statements of Account	9
2.13	Access to Bank’s Records	10
2.14	Maintenance of Financial Assets at Subcustodian Locations	10
2.15	Tax Relief Services	10
2.16	Foreign Exchange Transactions	10
2.17	Notifications	11
2.18	Supervision	11
2.19	Compliance with U.S. Securities and Exchange Commission Rule 17f-5	11
2.20	Compliance with SEC Rule 17f-7	13
2.21	Russian Equity Securities	13
3.	Instructions	15
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	15
3.2	Verification and Security Procedures	15
3.3	Instructions; Contrary to Law/Market Practice	15

3.4	Cut-Off Times	16
3.5	Electronic Access	16
4.	Fees, Expenses and Other Amounts Owing To Bank	16
4.1	Fees and Expenses	16
4.2	Overdrafts	16
4.3	Bank’s Right Over Securities; Set-off	17
5.	Subcustodians, Securities Depositories, and Other Agents	18
5.1	Appointment of Subcustodians; Use of Securities Depositories	18
5.2	Liability for Subcustodians	20
6.	Additional Provisions Relating to Customer	20
6.1	Representations of Customer and Bank	20
6.2	Regulatory Compliance	21
7.	When Bank is Liable to Customer	21
7.1	Standard of Care; Liability	21
7.2	Force Majeure	23
7.3	Bank May Consult With Counsel	23
7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result	24
7.5	Assets Held Outside Bank’s Control	24
7.6	Ancillary services	24
8.	Taxation	24
8.1	Tax Obligations	24
8.2	Tax Relief Services	25
9.	Termination	26
9.1	Term and Termination	26
9.2	Exit Procedure	27
10.	Miscellaneous	27
10.1	Notifications	27
10.2	Successors and Assigns	27
10.3	Interpretation	27

10.4	Entire Agreement	27
10.5	Information Concerning Deposits at Bank’s London Branch	28
10.6	Insurance	28
10.7	Security Holding Disclosure	28
10.8	USA PATRIOT Act Disclosure	28
10.9	Governing Law and Jurisdiction	29
10.10	Severability; Waiver; and Survival	29
10.11	Confidentiality	29
10.12	Counterparts	30
10.13	No Third Party Beneficiaries	30

Schedule A	List of Funds
Schedule 1	List of Subcustodians and Markets Used by the Bank
Schedule 2	Persons Authorized To Give Instructions
Schedule 3	Authorized Fund Managers/Advisers
Schedule 4	Form of Board Resolution
Schedule 5	Electronic Access
Schedule 6	Transfer Accounts
Schedule 7	Fee Schedule
Schedule 8	Agreements and Addenda Entered into Related to and Referencing the original Agreement
Appendix A	Specimen Fund Manager Mandate
Appendix B	Information Regarding Country Risk

Amended and Restated Master Global Custody Agreement

This Amended and Restated Master Global Custody Agreement, dated December 1, 2022, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”), with a place of business at 270 Park Avenue, New York, NY 10017; and each entity listed on Schedule A hereto that signs this Agreement or a separate addendum in the form attached to this Agreement on behalf of each of the series listed under its name on Schedule A, severally and not jointly (each such series a separate and distinct “Customer”). This Agreement, when executed by each Customer, shall constitute separate terms and conditions between Bank and each Customer.

The Bank and each Customer Master Global Custody Agreement dated August 12, 2009 (the “Original Agreement”) and each Customer desires, together with the Bank, to amend and restate the Original Agreement, in the manner and on the terms set forth herein. Certain agreements and addenda entered into related to and referencing the Original Agreement, are hereby incorporated by reference, as outlined on Schedule 8.

1.	Intention of the Parties; Definitions

1.1	Intention of the Parties

(a)	This Agreement sets out the terms on which Bank will be providing custodial, settlement and other associated services to the Customer. Bank will be responsible for the performance of only those duties set forth in this Agreement.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. The Customer acknowledges that Bank is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

1.2	Definitions

As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” as used herein and relating respectively to Bank and to Customer, means an entity controlling, controlled by, or under common control with, Bank or Customer.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form of Schedules 2 or 3 as the case may be (or by written notice in the form of Appendix A from any agent designated by the Customer, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as Bank receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Bank Indemnitees” means Bank, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“Bank’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“Business Day” means a day on which the Bank is generally open for business.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non public information concerning the Customer or the Accounts which the Bank receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than the Bank’s breach of the terms of this Agreement or information which the Bank obtains on a non confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the beneficial owner of the security, but does not include rights with respect to class action litigation or proxy voting.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instructions” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Bank believes in good faith to have been given by an Authorised Person in the manner specified next to their name in the relevant Schedule.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognised in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

“Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means Bank, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” has the meaning set forth in Section 3.2(a).

“Subcustodian” means any of the subcustodians appointed by Bank from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1) and includes any Affiliated Subcustodian.

“Transfer Agent” means Jackson National Asset Management, LLC or any successor transfer agent appointed by the Customer.

“Transfer Accounts” means the clearing accounts listed on Schedule 6, used by the Transfer Agent to process certain transactions for the Customer, including, but not limited to, purchases and redemptions for the Customer, so that monies transferring into and out of such clearing accounts can be made as a single net payment or receipt by the Bank.

“Transfer Account Liabilities” means with respect to any Customer that portion of any overdraft, obligation, or other amount owing to the Bank arising under any of the Transfer Accounts that are directly attributable to transactions relating to that Customer, including, but not limited to, purchases and redemptions of shares of the Customer.

“Virus” means: (i) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor.

All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

2.	What the Bank is Required to Do

2.1	Set Up Accounts

(a)	Bank will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of Customer (or in another name requested by the Customer that is acceptable to Bank) for Financial Assets, which may be held by Bank or its Subcustodian or a Securities Depository for Bank on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of Customer (or in another name requested by the Customer that is acceptable to Bank) (“Cash Account”) for any and all cash in any currency received by or on behalf of Bank for the account of Customer.

Notwithstanding paragraph (ii), cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

(b)	At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

(c)	Bank’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon Bank receiving such of the following documents as Bank may require:

(i)	a certified copy of the Customer’s constitutional documents as currently in force;

(ii)	a certified copy of a resolution of the Customer’s board of directors or equivalent governing body, substantially in the form set out in Schedule 4;

(iii)	Bank’s standard form fund manager mandate (in the form set out in Appendix A), completed by any persons designated in Schedule 3; and

(iv)	in the case of any Account opened in a name not that of the Customer, documentation with respect to that name similar to that set forth in sub-sections (i) – (iii).

2.2	Cash Account

(a)	Any amount standing to the credit of the Cash Account is a debt due from Bank to Customer as banker. Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank or at Bank’s London Branch. Any cash so deposited with Bank’s London Branch will be payable exclusively by Bank’s London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

(b)	Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if Bank does not receive final payment in a timely manner. Bank will notify the Customer promptly of any such reversal.

2.3	Segregation of Assets; Nominee Name

(a)	Bank will identify in its books that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

(b)	To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by Bank on behalf of its customers belong to customers of Bank, such that it is readily apparent that the Financial Assets do not belong to Bank or the Subcustodian.

(c)	Bank is authorized, in its discretion,

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with Bank or its Subcustodian; and

(iv)	to register in the name of Customer, Bank, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

2.4	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, Bank will act in accordance with Instructions with respect to settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs provided that such standards are generally accepted by Institutional Clients. For the avoidance of doubt, such standards shall include practices regarding delivery against receipt or delivery in advance of receipt that may be prevailing in the applicable market for the type of transaction being settled. Without limiting the generality of the foregoing, unless otherwise directed by Customer, the risk of loss will be Bank’s if it makes delivery before receipt in a market where delivery versus receipt is the prevailing market standard and is generally accepted by Institutional Clients, and the risk of loss will be Customer’s whenever Bank makes delivery when directed by Customer or in accordance with the prevailing market standard generally accepted by Institutional Clients. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement and will promptly notify the Customer of such failure.

For purposes of this Section 2.4, “Institutional Clients” means U.S. registered investment companies, U.S.-based commercial banks, insurance companies, pension funds or substantially similar financial institutions.

2.5	Contractual Settlement Date Accounting

(a)	Bank will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where Bank generally offers contractual settlement date accounting.

(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the transaction where not already delivered; and

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Financial Assets that are awaiting receipt until Bank or a Subcustodian actually receives them.

Upon request, Bank shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting. Bank may add markets to or remove markets from this list upon notice to the Customer that is reasonable in the circumstances.

(b)	Bank may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer in cases where Bank reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any reasonable costs or liabilities resulting from such reversal. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

2.6	Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by Bank.

2.7	Income Collection (AutoCredit®)

(a)	Bank will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify the Customer of such information.

(b)	Bank will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by Bank or any third party (“AutoCredit”) in those markets where Bank customarily provides an AutoCredit service. Upon request, Bank shall provide the Customer with a list of AutoCredit eligible markets. Bank may add markets to or remove markets from the list of AutoCredit markets upon notice to the Customer that is reasonable in the circumstances. Bank may reverse AutoCredit credits upon oral or written notification to the Customer if Bank believes that the corresponding payment will not be received by Bank within a reasonable period or the credit was incorrect.

(c)	In markets where Bank does not provide an AutoCredit service, income on Financial Assets (net of any taxes withheld by Bank or any third party) will be credited only after actual receipt and reconciliation.

(d)	Bank will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and promptly notify the Customer of the late payment. Upon request Bank will provide Customer’s investment manager with documentation related to any such claim.

2.8	Miscellaneous Administrative Duties

(a)	Until Bank receives Instructions to the contrary, Bank will:

(i)	present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, Bank will credit Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to Bank its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner Bank reasonably deems fair and equitable consistent with applicable law.

2.9	Corporate Actions

(a)	Bank will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. Bank also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions. Bank will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to Customer or its Authorized Person.

(b)	Bank will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide Bank with timely Instructions with respect to any Corporate Action, neither Bank nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and the Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10	Class Action Litigation

Any notices received by Bank’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to Customer if Bank, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant Financial Assets in custody with Bank at the relevant time. Bank’s responsibility with respect to enrolling Customer in an identified securities class action will be governed by a separate Class Action Agreement with Bank.

2.11	Proxies

(a)	Bank will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer (or Customer’s designated proxy voting agent or sub-advisers) of such information, provide U.S. proxy materials to the Customer’s designated proxy voting agent or sub-advisers, and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (“the Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from Bank on request. Provision of the Proxy Voting Service is conditional upon receipt by Bank of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by Bank on a case by case basis.

(d)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	Bank being required to vote all shares held for a particular issue for all of Bank’s customers on a net basis (i.e. a net yes or no vote based on voting instructions received from all its customers). Where this is the case, Bank will inform Customer by means of the Notification.

(e)	Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing Proxy Voting Service, Bank will be acting solely as the agent of Customer, and will not exercise any discretion, with regard to such Proxy Voting Service or vote any proxy except when directed by an Authorized Person.

2.12	Statements of Account

(a)	Bank will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. If agreed by the parties, statements of account will be accessed by the Customer on-line. Otherwise, statements will be sent to Customer at times to be mutually agreed by the parties. Customer will review its statement of account and give Bank written notice of any suspected error or omission within a reasonable time of the date of the relevant suspected error or omission.

(b)	Customer acknowledges that information available to it on-line with respect to intraday transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line. For the avoidance of doubt, Customer may rely on the accuracy of any intraday report to the extent that such report (i) explicitly states it is a final report or (ii) contains historical data that has been posted prior to the current business day.

2.13	Access to Bank’s Records

(a)	Bank will allow Customer’s auditors and independent public accountants, or other designated representatives of Customer, such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer’s affairs. Subject to restrictions under the relevant local law, Bank also will obtain an undertaking to permit Customer’s auditors and independent public accountants, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	Bank will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of Bank relating to the Accounts. Bank may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. The Customer shall reimburse Bank for the cost of copying, collating and researching archived information at Bank’s regular hourly rate.

(c)	The Bank shall keep records relating to the Securities Account and Cash Account and shall maintain such records in accordance with the Bank’s record retention policy (details of which shall be provided to the Customer upon request).

2.14	Maintenance of Financial Assets at Subcustodian Locations

Unless Instructions require another location acceptable to Bank, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time.

2.15	Tax Relief Services

Bank will provide tax relief services as provided in Section 8.2.

2.16	Foreign Exchange Transactions

To facilitate the administration of Customer’s trading and investment activity, Bank may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

2.17	Notifications

If Customer has agreed to access information concerning the Accounts through Bank’s website, Bank may make any notifications required under this Agreement by posting it on the website.

2.18	Supervision

Except as provided under Section 7.6 of this Agreement, Bank shall supervise the performance by its employees or agents of services provided under this Agreement. Bank shall provide appropriate training for its employees.

2.19	Compliance with U.S. Securities and Exchange Commission (“SEC”) Rule 17f- 5 (“Rule 17f-5”)

(a)	Customer’s board of managers/trustees (or equivalent body) (hereinafter “Board”) hereby delegates to Bank, and, except as to the country or countries as to which Bank may, from time to time, advise Customer that it does not accept such delegation, Bank hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in Rule 17f-5(a)(3) as promulgated under the Investment Company Act of 1940, as amended ("1940 Act")), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in Rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in Rule 17f-5(c)(2)), and (iii) monitoring such foreign custody arrangements (as set forth in Rule 17f-5(c)(3)).

(b)	In connection with the foregoing, Bank shall:

(i)	provide written reports notifying Customer’s Board of the placement of “Financial Assets and Cash” with particular Eligible Foreign Custodians, and also provide a description of Bank’s threshold for determination that a change in arrangements is material, and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians); Customer considers any change that affects safe custody, beneficial ownership or transferability of Customer’s Financial Assets and Cash to constitute a “material change”;

(ii)	exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and Cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and Cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and Cash, including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian satisfies the requirements of Rule 17f-5(c)(2), requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market and provides indemnification for losses of foreign Financial Assets held in accordance with such contract; and

(v)	have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and Cash with particular Eligible Foreign Custodians and of the governing contractual arrangements in accordance with Rule 17f-5(c)(3); it being understood, however, that in the event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and Cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and Cash.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain foreign Financial Assets and Cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

(c)	Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and Cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)	Bank represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to Bank that: (1) the foreign Financial Assets and Cash being placed and maintained in Bank's custody are subject to the 1940 Act, as the same may be amended from time to time and (2) its Board has determined that it is reasonable to rely on Bank to perform as Customer’s Foreign Custody Manager for foreign Financial Assets and Cash in each country in which Customer’s Financial Assets and Cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require Bank to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(e)	Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix B hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information.

2.20	Compliance with SEC Rule 17f- 7 (“Rule 17f-7”)

(a)	Bank shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s Foreign Assets with each Eligible Securities Depository used by Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer’s foreign Assets at such Depository) and at which any foreign Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at Bank’s Website. In connection with the foregoing, Customer shall notify Bank of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. Bank shall monitor the custody risks associated with maintaining Customer’s foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b)	Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.20(a) above.

(c)	Based on the information available to it in the exercise of diligence, Bank shall determine the eligibility under Rule 17f-7 of each depository before including it on Schedule 1 hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by Bank as of the date hereof are set forth in Schedule 1 hereto, and as the same may be amended on notice to Customer from time to time.)

2.21	Russian Equity Securities

With respect to holding by the Customer of Russian equity Securities, the following shall apply:

(a)	Definitions

The following words shall have the meanings ascribed to them in this Section 2.21:

(1)          “Registrar Company” shall mean any entity providing share registration services to an issuer of Russian Securities and appropriately licensed by the Federal Commission for Securities and Securities Markets (or any replacement body) in Russia.

(2)          “Registrar Contract” shall mean a contract between the Russian Subcustodian and a Registrar Company

(3)          “Russian Securities Depository” shall mean any entity licensed under Russian Federal law to carry out, as a depository, registration of rights to Russian Securities, which, in turn, the Russian Securities Depository has registered on an omnibus basis with Registrar Companies.

(4)          “Russian Subcustodian” shall mean J.P. Morgan Bank International (Limited Liability Company), an indirect wholly-owned subsidiary of JPMorgan Chase & Co., located in Moscow, Russia, and any nominee companies appointed by it (and shall also mean any additional or successor subcustodian used by the Bank in Russia and any nominee companies appointed by it or them).

(5)          “Share Extract” shall mean an extract of its share registration books issued by a Registrar Company or shareholding statement from a Russian Securities Depository indicating an investor’s ownership of a security. Share Extracts are not securities and cannot be used to transfer ownership. They may, however, be useful in establishing proper ownership if any dispute arises as to the Customer’s ownership of certain shares.

(b)	Payment and Settlement

Notwithstanding anything to the contrary herein, with respect to purchasing Russian equity Securities, payment therefor shall not be made prior to the issuance by the Registrar Company or Russian Securities Depository (as the case may be) of the Share Extract evidencing the transfer of ownership of the Russian Securities being purchased.

(c)	Responsibility for Registrar Companies

(1)          The Bank agrees to provide services in relation to Russian Securities for which the Russian Subcustodian has entered into a Registrar Contract with the relevant Registrar Company. Bank and Russian Subcustodian will use reasonable care in performing their respective obligations under this Agreement in accordance with the standards prevailing in the applicable market. Bank and Russian Subcustodian will not be in violation of this Agreement with respect to any matter as to which they satisfied their respective obligation of reasonable care.

(2)          Bank and Russian Subcustodian shall exercise reasonable care, prudence and diligence in carrying out all their respective duties and obligations under this Agreement, and shall be liable to Customer for any and all direct Losses suffered or incurred by such Customer resulting from Financial Assets held at a Registrar Company or Russian Securities Depository if such Loss directly resulted from Bank's and/or Russian Subcustodian’s gross negligence or willful misconduct. No Registrar Company or Russian Securities Depository shall be, or shall be deemed to be the Bank, the Russian Subcustodian, a correspondent, a subcustodian or the employee, agent or personnel of any of the foregoing.

3.	Instructions

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. The Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)	Bank shall promptly notify an Authorized Person if Bank determines that an Instruction does not contain all information reasonably necessary for Bank to carry out the Instruction. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation.

3.2	Verification and Security Procedures

(a)	Bank and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an instruction and/or by Bank upon the receipt of an instruction, so as to enable Bank to verify that such instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorised Instruction.

(b)	Bank and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c)	Either party may record any of their telephone communications, provided such communications relate to operations and Instruction management.

3.3	Instructions; Contrary to Law/Market Practice

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4	Cut-Off Times

Bank has established cut-off times for receipt of Instructions, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access

Access by Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 5.

4.	Fees, Expenses and Other Amounts Owing To Bank

4.1	Fees and Expenses

Customer will pay Bank for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. The Bank will invoice the Customer for amounts owing to it and such amounts will be payable within thirty (30) days of the invoice. The Bank will be entitled to deduct amounts owing to it from the Cash Account if the Customer has not objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). If the Customer disputes an invoice it shall nevertheless pay, or allow the Bank to deduct, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to Bank’s other rights, the Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as the Bank may reasonably determine.

4.2	Overdrafts

If a debit to any currency in the Cash Account results in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at a rate of, Fed Funds plus 150 BPS or such other rate that has been communicated with Customer for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgement). No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account. The Customer will be promptly notified via electronic notice of an overdraft balance in the Cash Account.

4.3	Bank’s Right Over Securities; Set-off

(a)	Without prejudice to Bank’s rights under Applicable Law, until satisfaction of all undisputed Liabilities (other than unpaid fees to Bank for its services under this Agreement) outstanding from time to time (whether actual or contingent) of Customer under or in connection with this Agreement, Bank shall have, and Customer shall grant to Bank a security interest in and a lien on the Financial Assets held in the Securities Account and Bank shall be entitled without notice to Customer, to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such undisputed Liabilities. For this purpose, Bank may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)	Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any amount owing by Customer under this Agreement any amount in any currency standing to the credit of any of Customer’s accounts (whether deposit or otherwise) with any Bank branch or office or with any Affiliate of Bank. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

(c)	Customer grants to the Bank a security interest in and a lien on the Financial Assets held in any given Customer’s Securities Account and the cash held in that Customer’s Cash Account to secure the portion of Transfer Account Liabilities with respect to the Customer, and the Bank shall be entitled without prior notice to the Customer (provided that Bank agrees to provide notice to Customer within a commercially reasonable time after any such action is taken), to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Transfer Account Liabilities, provided that Bank hereby agrees, that when commercially reasonable, it shall apply monies credited to the Cash Account in satisfaction of such Transfer Account Liabilities before selling or otherwise realizing any of such Financial Assets in the Securities Account, and provided further, that Customer agrees that Bank may so apply monies credited to the Cash Account. For the purpose of effecting the foregoing rights, the Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

(d)	The Customer will be solely responsible for ensuring that the Transfer Agent maintains sufficient records and internal controls to monitor and reconcile daily activity with respect to amounts and transactions in the Transfer Accounts that are attributable to each Customer. In particular, the Customer will ensure that the Transfer Agent provides to the Bank, on a daily basis: (1) information as to the amount of cash attributable to each Customer in the Transfer Accounts, (2) information regarding the transactions of each Customer that are processed through the Transfer Accounts, and (3) records to identify and support any Transfer Account Liabilities incurred or created in connection with the transactions processed through the Transfer Accounts that are attributable to each Customer. The Customer will be responsible for any Transfer Account Liabilities resulting from a failure of the Transfer Agent to provide accurate and timely information to the Bank regarding the Transfer Accounts.

5.	Subcustodians, Securities Depositories, and Other Agents

5.1	Appointment of Subcustodians; Use of Securities Depositories

(a)	Bank is authorized under this Agreement to act through and hold Customer's Financial Assets with Subcustodians. At the request of Customer, Bank may, but need not, add to Schedule 1 of the Master Global Custody Agreement an Eligible Foreign Custodian where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity subject to the terms herein and the requirements of Rule 17f-5 under the 1940 Act. Bank will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, Bank and each Subcustodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such Securities Depository.

(b)	Any agreement Bank enters into with a Subcustodian for holding Bank’s customers' assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Bank shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository. Bank shall identify on its records as belonging to Customer the Financial Assets of Customer held by Subcustodian or Securities Depository. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

(c)	Bank is not responsible for the selection or monitoring of any Securities Depository, except as provided in the Mutual Fund Rider to this Global Custody Agreement, and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs a loss due to the negligence, willful default, or insolvency of a Securities Depository, Bank will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

Bank shall be liable to Customer for any loss or damage to Customer resulting from Financial Assets held at a Securities Depository if such loss or damage directly resulted from the negligence or willful misconduct of Bank or any of its agents (for the avoidance of doubt, a Securities Depository is not an agent of the Bank) or of any of their employees.

(d)	The term Subcustodian as used herein shall mean the following:

(i)	a ‘U.S. Bank,’ which shall mean a U.S. bank as defined in Rule 17f--5(a)(7);

(ii)	an ‘Eligible Foreign Custodian,’ which shall mean: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC; and

(iii)	For purposes of clarity, it is agreed that as used in Section 5.2(a), the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager.

(e)	The term ‘securities depository’ as used herein when referring to a securities depository located outside the U.S. shall mean: an “Eligible Securities Depository” which, in turn, shall have the same meaning as in Rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order; provided that, prior to the compliance date with Rule 17f-7 for a particular securities depository the term “securities depositories” shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to Rule 17f-5.

(f)	The term “securities depository” as used herein when referring to a securities depository located in the U.S. shall mean a “securities depository” as defined in Rule 17f-4(a).

At the Customer's election, the Customer shall be entitled to be subrogated to the rights of the Bank with respect to any claims against an Eligible Foreign Custodians, or an Eligible Securities Depository as a consequence of any loss, damage, cost, expense, liability or claim if and to the extent that the Customer has not been made whole for any such loss, damage, cost, expense, liability or claim.

5.2	Liability for Subcustodians

(a)	Subject to Section 7.1(b), Bank shall be liable for the actions or omissions of any Subcustodian to the same extent as if such act or omission was performed by the Bank itself. In the event of any direct Losses suffered or incurred by a Customer caused by or resulting from the actions or omissions of any Subcustodian for which the Bank would otherwise be liable, the Bank shall promptly reimburse such Customer in the amount of any such direct Losses. Bank shall also be liable for direct Losses that result from the insolvency of any Affiliated Subcustodian. Subject to Section 5.1(a) and Bank’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Bank in its oversight process, Bank will not be responsible for the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(b)	Subject to compliance with Rule 17f-5 under the 1940 Act, Bank reserves the right to add, replace or remove Subcustodians. Bank will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

6.	Additional Provisions Relating to Customer

6.1	Representations of Customer and Bank

(a)	The Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, and to borrow money (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over Financial Assets as contemplated by Section 4.3, and enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) it is a resident of the United States and shall promptly notify Bank of any changes in residency and (v) the Financial Assets and cash deposited in the Accounts (other than those Financial Assets and cash held in Accounts (“Control Account Assets”) established pursuant to certain Account Control Agreements among the Customer, Bank and secured parties named therein) are not subject to any encumbrance or security interest whatsoever and Customer undertakes that, so long as Liabilities are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash (other than Control Account Assets).

Bank may rely upon the certification of such other facts as may be required to administer Bank's obligations under this Agreement and Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(b)	Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) it is qualified as a custodian under Sections 17(f) of the 1940 Act and warrants that it will remain so qualified, and upon ceasing to be so qualified, shall promptly notify the Customer in writing and (iv)it shall act in accordance with Applicable Law.

6.2	Regulatory Compliance

Bank acknowledges that it will provide statement(s) regarding its control environment with respect to compliance with the federal securities laws in a form agreed to between the Bank and Customer.

7.	When Bank is Liable to Customer

7.1	Standard of Care; Liability

(a)	Bank will use reasonable care in performing its obligations under this Agreement in accordance with the standards prevailing in the applicable market. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	Bank shall exercise reasonable care, prudence and diligence in carrying out all its duties and obligations under this Agreement, and shall be liable to Customer for any and all direct claims, liabilities, losses, damages, fines, penalties and expenses ("Losses") suffered or incurred by such Customer resulting from the failure of Bank to exercise such reasonable care, prudence and diligence or resulting from Bank's negligence or willful misconduct and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance under this Agreement, or Bank’s role as custodian.

(c)	The Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any Bank Indemnitees in connection with or arising out of (i) Bank's performance under this Agreement, provided the Bank Indemnitees have acted with reasonable care and have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any of Bank Indemnitees’ status as a holder of record of Customer’s Securities; provided that, to the extent practicable, Bank uses reasonable care to provide prompt notice to Customer of the circumstances and all pertinent facts related to the claim for indemnification. Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under Section 5.2 of this Agreement.

Nevertheless, under no circumstances will Customer be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by Bank, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, or Customer’s performance or non-performance under this Agreement. The Customer and the Bank agree that the obligations of the Customer under this Agreement shall not be binding upon any of the directors/trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the series of the Customer, individually, but are binding only upon the assets and property of the Customer.

(d)	The party seeking indemnification under this Agreement (the “Indemnified Party”) agrees to give prompt notice to the party from whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under this Agreement and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

If Customer acknowledges in writing that Bank is entitled to indemnification, the Customer shall have the option to defend Bank against any claim which may be the subject of this indemnification, and in the event that the Customer so elects, it will so notify Bank, and thereupon Customer shall take over complete defense of the claim. In the event Customer elects to assume the control of the defense of the claim, Bank may participate in such proceeding and retain additional counsel but shall bear all fees and expenses of such retention of such counsel, unless (i) Customer shall have specifically authorized the retention of such counsel, or (ii) if Customer and Bank agree that the retention of such counsel is required as a result of a conflict of interest. In the event Customer assumes control of any proceeding, Customer shall keep Bank notified of the progress of such proceeding and, upon request, consult with Bank and counsel. Customer will, upon request by Bank, either pay in the first instance or reimburse Bank for any expense subject to indemnity hereunder. Customer shall not settle or compromise any proceeding without the prior written consent of Bank unless (i) such settlement or compromise involves no admission of guilt, wrongdoing, or misconduct by Bank, (ii) such settlement or compromise does not impose any obligations or restrictions on Bank other than obligations to pay money that are subject to indemnity under this Agreement, (iii) such settlement or compromise involves no injunctive or other equitable relief against the Bank and would not otherwise materially and adversely affect (A) the business, financial condition or results of operations of the Bank and (B) the Bank’s method of doing business, and (iv) Customer shall have paid or made arrangements satisfactory to Bank for payment of amounts payable by Bank in connection with such settlement. Bank shall in no case confess any claim or make any compromise in any case which Customer will be asked to indemnify Bank except with the Customer’s prior written consent. Bank shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Customer) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

(e)	Customer agrees that Bank provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions, except to verify that such instruction is authorized in accordance with Section 3.2; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash.

7.2	Force Majeure

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that complies with applicable law and meets reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except where such fraud or forgery is attributable to Bank or its employees or agents who provide services hereunder), malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).

7.3	Bank May Consult With Counsel

Bank will be entitled to rely on, and may act upon the advice of legal counsel in relation to matters of law, regulation or market practice (which may be the legal counsel of Customer), and shall not be deemed to have been negligent with respect to any action taken or omitted in good faith pursuant to such advice. Bank should notify Customer if relying on professional advisers.

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result

Customer hereby authorizes Bank to act under this Agreement notwithstanding that: (a) Bank or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Bank may have a potential conflict of duty or interest, including the fact that Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein. (b) Bank or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer. Bank is not under any duty to disclose any such information unless such information is broadly disclosed to the other custody clients of Bank receiving the same types of services as the Customer.

7.5	Assets Held Outside Bank’s Control

Bank will not be obliged to hold Securities or cash with any person not agreed to by Bank. Furthermore, Bank will not be obliged to register or record Securities in the name of any person not agreed to by Bank. If, however, the Customer makes such a request and Bank agrees to the request, the consequences of doing so will be at the Customer’s own risk. Bank will not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary services

Bank and its Subcustodians may use third parties to provide ancillary services (i.e., services that do not form part of the custody services contained in Article 2 and which include without limitation courier or pricing services). Whilst Bank will use reasonable care (and procure that its Subcustodians use reasonable care) in the selection and retention of such third parties, it will not be responsible for any errors or omissions made by such third party in providing the relevant services.

8.	Taxation

8.1	Tax Obligations

(a)	Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer's Accounts.

(b)	Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) as a result of any delay by any revenue authority or any other cause beyond Bank’s control.

(c)	If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax.

(d)	Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account provided, however, that Bank will be responsible for any penalty or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)	Subject to the provisions of this Section, Bank will apply timely and accurately for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)	The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets in the Account or the payment of income.

(c)	Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2 Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

9.	Termination

9.1	Term and Termination

(a)	The initial term of this Agreement shall be for a period of two years following the date on which Bank commenced providing services under the Agreement. Following the initial term, Customer may terminate this Agreement on sixty (60) days' written notice to Bank. Bank may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer.

(b)	Notwithstanding Section 9.1(a):

(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(iii)	Bank may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that Bank reasonably determines that Customer has ceased to satisfy Bank’s customary credit requirements; and

(iv)	Customer may terminate this Agreement at any time during the initial term on sixty (60) days’ written notice to Bank upon payment of a termination fee. The termination fee will be an amount equal to the aggregate sum of fees accrued prior to the date of termination but waived based on the fee schedule set forth in Schedule 7, as applied against transactions and activities of the Customer since the date Bank commenced providing services under this Agreement. If the Agreement is terminated by the Customer pursuant to Section 9.1(b)(i) through (ii), no termination fee will be paid to the Bank.

9.2	Exit Procedure

Customer will provide Bank full details of the persons to whom Bank must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, Bank shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to successor custodian, but Bank may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Bank is unwilling to assume any related credit risk. Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it reasonably incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10.	Miscellaneous

10.1	Notifications

Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding this prohibition, Customer may assign the right to recover losses to its insurer, investment manager or its affiliates that pay for losses sustained by Customer.

10.3	Interpretation

Headings are for convenience only and are not intended to affect interpretation. References to Sections are to Sections of this Agreement and references to sub-Sections and paragraphs are to sub-Sections of the Sections and paragraphs of the sub-Sections in which they appear.

10.4	Entire Agreement

(a)	The following Rider(s) are incorporated into this Agreement:

_       Cash Trade Execution; and

X       Mutual Fund.

(b)	This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5	Information Concerning Deposits at Bank’s London Branch

Under U.S. federal law, deposit accounts that Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. However, the Financial Services Compensation Scheme (the "FSCS") was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank’s London Branch provides services suffering a financial loss as a direct consequence of Bank’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £50,000. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

10.6	Insurance

The Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of the Customer. Bank will, however, provide details of its own general insurance coverage to the Customer on request.

10.7	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.8	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures require Bank to obtain information which may be used to confirm Customer's identity including without limitation Customer's name, address and organizational documents (“identifying information”). Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by Bank.

10.9	Governing Law and Jurisdiction

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgement) or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.10	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.11	Confidentiality

(a)	Subject to Clause 10.11(b) the Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over the Bank’s business, or with the consent of the Customer. Bank shall provide Customer with notice where it is the subject of any regulatory request involving Customer’s Confidential Information provided such notice is permitted by Applicable Law.

(b)	The Customer authorizes the Bank to disclose Confidential Information consistent with Applicable Law:

(i)	any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that the Bank believes it is reasonably required in connection with the Bank’s provision of relevant services under this Agreement to the extent that is consistent with the prevailing industry practice;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates, and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence.

10.12	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.13	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

The Customer		JPMorgan Chase Bank, N.A.
	/s/ Mark D. Nerud		/s/ Carl Mehldau
By:		By:
Name:	Mark D. Nerud	Name:	Carl Mehldau
Title:	President and CEO	Title:	Vice President

Addendum to Master Global Custody Agreement

The undersigned [___________________________] (“Customer”) incorporated under the laws of [_____________________] with address at [_______________________] hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Master Global Custody Agreement, dated [___________________] with JPMorgan Chase Bank, N.A. and certain affiliated companies of the undersigned.

The Customer

By:
Name:
Title:
Date:
JPMorgan Chase Bank, N.A.

By:
Name:
Title:
Date:

Schedule A

List of Funds
as of December 1, 2022

JNL Investors Series Trust
JNL Government Money Market Fund
JNL Securities Lending Collateral Fund

JNL Series Trust
JNL Bond Index Fund
JNL Emerging Markets Index Fund
JNL International Index Fund
JNL Mid Cap Index Fund
JNL Small Cap Index Fund
JNL/American Funds® Balanced Fund
JNL/American Funds® Bond Fund of America Fund
JNL/American Funds® Capital Income Builder Fund
JNL/American Funds® Capital World Bond Fund
JNL/American Funds® Global Growth Fund
JNL/American Funds® Global Small Capitalization Fund
JNL/American Funds® Growth Fund
JNL/American Funds® Growth-Income Fund
JNL/American Funds® International Fund
JNL/American Funds® New World Fund
JNL/American Funds® Washington Mutual Investors Fund
JNL Aggressive Growth Allocation Fund
JNL Conservative Allocation Fund
JNL Growth Allocation Fund
JNL iShares Tactical Moderate Fund
JNL iShares Tactical Moderate Growth Fund
JNL iShares Tactical Growth Fund
JNL Moderate Allocation Fund
JNL Moderate Growth Allocation Fund
JNL Multi-Manager Small Cap Growth Fund
JNL Multi-Manager Small Cap Value Fund
JNL/AB Sustainable Global Thematic Fund
JNL/American Funds® Growth Allocation Fund

JNL Series Trust
JNL/American Funds® Moderate Growth Allocation Fund
JNL/AQR Large Cap Defensive Style Fund
JNL/BlackRock Global Allocation Fund
JNL/BlackRock Global Natural Resources Fund
JNL/BlackRock Large Cap Select Growth Fund
JNL/First Sentier Global Infrastructure Fund
JNL/Franklin Templeton Income Fund
JNL/Goldman Sachs 4 Fund
JNL/Goldman Sachs Managed Aggressive Growth Fund
JNL/Goldman Sachs Managed Conservative Fund
JNL/Goldman Sachs Managed Growth Fund
JNL/Goldman Sachs Managed Moderate Fund
JNL/Goldman Sachs Managed Moderate Growth Fund
JNL/Heitman U.S. Focused Real Estate Fund
JNL/Mellon Bond Index Fund
JNL/Mellon Communication Services Sector Fund
JNL/Mellon Consumer Discretionary Sector Fund
JNL/Mellon Consumer Staples Sector Fund
JNL/Mellon DowSM Index Fund
JNL/Mellon Emerging Markets Index Fund
JNL/Mellon Energy Sector Fund
JNL/Mellon Financial Sector Fund
JNL/Mellon Healthcare Sector Fund
JNL/Mellon Industrials Sector Fund
JNL/Mellon Information Technology Sector Fund
JNL/Mellon International Index Fund
JNL/Mellon Materials Sector Fund
JNL/Mellon Real Estate Sector Fund
JNL/Mellon S&P 400 MidCap Index Fund
JNL/Mellon S&P 500 Index Fund
JNL S&P 500 Index Fund
JNL/Mellon Small Cap Index Fund
JNL/Mellon U.S. Stock Market Index Fund
JNL/Mellon Utilities Sector Fund

JNL Series Trust
JNL/Morningstar PitchBook Listed Private Equity Index Fund
JNL/Morningstar U.S. Sustainability Index Fund
JNL/Morningstar Wide Moat Index Fund
JNL/Newton Equity Income Fund
JNL/PIMCO Income Fund
JNL/PIMCO Investment Grade Credit Bond Fund
JNL/PIMCO Real Return Fund
JNL/Vanguard Growth ETF Allocation Fund
JNL/Vanguard Moderate ETF Allocation Fund
JNL/Vanguard Moderate Growth ETF Allocation Fund
JNL/WCM China Quality Growth Fund
JNL/WCM Focused International Equity Fund
JNL/WMC Balanced Fund
JNL/WMC Equity Income Fund
JNL/WMC Global Real Estate Fund
JNL/WMC Government Money Market Fund
JNL/WMC Value Fund

Schedule 7

Fee Schedule

[FEE SCHEDULE OMITTED]